PRICING SUPPLEMENT NO. 36 DATED                              Filed Pursuant to
FEBRUARY 22, 2001 TO PROSPECTUS DATED                        Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS                   File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000

     CMS ENERGY CORPORATION General Term Notes (servicemark of J.W. Korth &
         Company), Series F Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:              $ 1,117,000.00
Original Issue Date (Settlement Date):   February 27, 2001
Stated Maturity Date:                    February 15, 2006
Issue Price to Public:                   100.00% of Principal Amount
Interest Rate:                           8.000% Per Annum
Interest Payment Dates:                  February 15 and August 15 and
                                         Semi-Annually Thereafter
                                         Commencing August 15, 2001

Survivor's Option:                       [ X ] Yes         [  ] No
Optional Redemption:                     [ X ] Yes         [  ] No

Initial Redemption Date:                 February 15, 2003
Redemption Price:                        100%

                                         Principal Amount of Notes
        Agent                            Solicited by Each Agent

First of Michigan Corporation            $   130,000.00
Prudential Securities Incorporated       $   113,000.00
J.J.B. Hilliard, W.L. Lyons, Inc         $   409,000.00
Raymond James & Associates, Inc          $   240,000.00
J.W. Korth & Company                     $   225,000.00
        Total                            $ 1,117,000.00

                                         Per Note Sold by
                                         Agents To Public          Total

Issue Price:                             $     1,000.00       $ 1,117,000.00
Agent's Discount or Commission:          $         6.00       $     6,702.00
Maximum Dealer's Discount or
  Selling Concession:                    $        13.50       $    15,079.50
Proceeds to the Company:                 $       980.50       $ 1,095,218.50

CUSIP Number:  12589SAN2